Exhibit 4.33

HELIX BIOPHARMA CORP.

2010 Equity Compensation Plan

Approved by the shareholders of Helix BioPharma Corp. on December 9, 2010

and

Implemented by the Directors of Helix BioPharma Corp. on December 9, 2010

Amendment No. 1

June 29, 2011

HELIX BIOPHARMA CORP.
2010 EQUITY COMPENSATION PLAN
AMENDMENT NO. 1

WHEREAS:

A.	Helix BioPharma Corp. (the “Company”) has adopted an equity compensation plan entitled the “2010 Equity Compensation Plan” (the “Plan”);

B.	The Plan was approved by shareholders and implemented by the directors of the Company on December 9, 2010;

C.	The Company wishes to amend section 9.4 of the Plan pursuant to the amending authority provided in section 10.1(a) of the Plan;

NOW THEREFORE, pursuant to section 10.1 (a) of the Plan:

1.	Section 9.4(b) of the Plan is hereby amended to delete the words “a Grantee” and to substitute therefor the words “an insider Grantee”.

2.	The amended section 9.4(b) of the Plan shall read as follows:

9.4	Blackout Period

(b) In the event that the particular date used to determine the Fair Market Value of a Share for the purposes of calculating the number of Shares, the Appreciation Amount or the Option Appreciation Amount, as the case may be, an insider Grantee is entitled to receive under the terms of an Award Agreement falls during a Blackout Period, then that particular date used to calculate the number of Shares, the Appreciation Amount or the Option Appreciation Amount, as the case may be, will be the first business day after the Blackout Period ends.

3.	For the sake of clarity, all other terms of the original 2010 Equity Compensation Plan remain unchanged.

Dated June 29, 2011

HELIX BIOPHARMA CORP.

Per:

/s/ Gordon Lickrish
Authorized Signatory